EXHIBIT 1

                             JOINT FILING AGREEMENT


THIS  AGREEMENT  dated  the  26th  day  of  October,  2001.

WHEREAS:

A. Sutton Park International Limited ("Sutton Park"), MFC Merchant Bank S.A. ("Merchant Bank"), Drummond Financial Corporation ("Drummond") and TriMaine Holdings, Inc. ("TriMaine") have interests in certain American Depository Receipts (the "ADRs") representing ordinary shares, nominal value DM 5 of Digitale Telekabel AG (the "Company");

B. Sutton Park and Merchant Bank are wholly-owned subsidiaries of MFC Bancorp Ltd. ("MFC"), Drummond is an approximately 76.3%-owned subsidiary of MFC and TriMaine is an approximately 82.2%-owned subsidiary of MFC; and

C. MFC, Sutton Park, Merchant Bank, Drummond and TriMaine (each a "Filer" and collectively, the "Filers") are responsible for filing a Schedule 13D relating to the acquisition of ADRs of the Company, pursuant to U.S. securities laws.

NOW  THEREFORE  THE  PARTIES  AGREE  AS  FOLLOWS:

1. Each Filer covenants and agrees that it is individually eligible to use the Schedule 13D which is to be filed;

2. Each Filer is individually responsible for the timely filing of any amendments to the Schedule 13D, and for the completeness and accuracy of the information concerning themselves, but is not responsible for the completeness and accuracy of any of the information contained in the Schedule 13D as to the other Filer, unless such Filer knows or has reason to believe that the information is inaccurate;

3. This Schedule 13D contains the required information with regard to each Filer and indicates that it is filed on behalf of both Filers; and

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4.     Each  Filer  agrees  that  the  Schedule  13D  to which this Joint Filing
Agreement  is  attached  as  Exhibit  1  is  filed  on  its  behalf.

IN  WITNESS  WHEREOF the parties have duly executed this Joint Filing Agreement.


MFC  BANCORP  LTD.                         SUTTON  PARK  INTERNATIONAL  LIMITED


By:   /s/  Michael  J.  Smith              By:   /s/  Michael  J. Smith
      --------------------------------           -----------------------------
      Michael  J.  Smith,  President           Michael  J.  Smith,  Director


MFC  MERCHANT  BANK  S.A.                  DRUMMOND  FINANCIAL  CORPORATION


By:   /s/ Claudio Morandi                  By:   /s/ Michael J. Smith
      ------------------------------             ------------------------------
      Claudio  Morandi,  President               Michael  J.  Smith,  President


By:   /s/  Peter  Hediger                  TRIMAINE  HOLDINGS,  INC.
      -------------------------------
      Peter  Hediger,  Vice-President      By:   /s/  Michael  J.  Smith
                                                 ------------------------------
                                                 Michael  J.  Smith,  President

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